UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 19, 2015

HRG GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction
of incorporation)

1-4219	74-1339132
(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 29th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)
(212) 906-8555
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On May 19, 2015, HRG Group, Inc., a Delaware corporation (“HRG” or the “Company”), completed an offering of $160.0 million aggregate principal amount of its 7.875% Senior Secured Notes due 2019 (the “New Secured Notes”) and an offering of $140.0 million aggregate principal amount of its 7.750% Senior Notes due 2022 (the “New Unsecured Notes” and, together with the New Secured Notes, the “New Notes”). The New Secured Notes were issued under the Company’s existing indenture, dated as of December 24, 2012, as amended by the supplemental indenture, dated May 23, 2014, by and between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee, governing the Company’s previously issued and outstanding $704.4 million aggregate principal amount of 7.875% Senior Secured Notes due 2019. The New Unsecured Notes were issued under the Company’s existing indenture, dated as of January 21, 2014, by and between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee, governing the Company’s previously issued and outstanding $750 million aggregate principal amount of 7.750% Senior Notes due 2022.
In connection with the issuance of the New Notes, the holders of the New Notes have certain registration rights pursuant to two Registration Rights Agreements, each dated as of May 19, 2015 entered into by the Company and the respective initial purchasers named in such Registration Rights Agreement (together, the “Registration Rights Agreements”). Pursuant to each Registration Rights Agreement, the Company is obligated to use its commercially reasonable efforts to cause a registration statement with respect to an offer to exchange the applicable series of New Notes for a new issue of notes with terms identical in material respects to such series of New Notes (except for the removal of transfer restrictions relating to the New Notes and any increase in the annual interest rate) registered under the Securities Act of 1933, as amended, to be declared effective by the 410th day after May 19, 2015, or under specified circumstances, to file and cause to be declared effective a shelf registration statement with the Securities and Exchange Commission to effect resales of the applicable series of New Notes.
This summary does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreements for the New Secured Notes and New Unsecured Notes, which have been filed as exhibits hereto as Exhibits 4.1 and 4.2, respectively. The text of each such document is incorporated herein by reference. Interested parties should read these documents in their entirety.
Item 7.01	Regulation FD Disclosure.

On May 21, 2015, Spectrum Brands Holdings, Inc. (“SBH” and, together with its consolidated subsidiaries, “Spectrum Brands”), announced that it had completed the acquisition (the “AAG Acquisition”) of Armored AutoGroup Parent Inc. (“AAG”) pursuant to the Agreement and Plan of Merger by and among AAG, Spectrum Brands, Ignite Merger Sub, Inc. and, solely in its capacity as representative, Avista Capital Partners II GP, LLC, dated as of April 28, 2015, for $1.4 billion in cash. Spectrum Brands funded the AAG Acquisition with proceeds from a new debt offering and the SBH Equity Offering (as defined in Item 8.01 below).
Item 8.01	Other Events.
On May 20, 2015, SBH completed its previously announced registered offering of its common stock (the “SBH Equity Offering”) pursuant to that certain underwriting agreement with Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Jefferies LLC, as representatives of the underwriters named therein (the “Underwriting Agreement”). Pursuant to the terms of the Underwriting Agreement, the underwriters purchased an aggregate of 6,216,216 shares, including shares subject to the underwriters’ option to purchase a maximum of 810,811 additional shares, which the underwriters exercised in full.
As part of the SBH Equity Offering, HRG purchased 3,045,945 of the shares of common stock offered (which represented 49% of the shares of common stock offered, including the shares subject to the underwriters’ option to purchase additional shares), through one of its wholly owned subsidiaries.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

The following exhibits are being filed with this Current Report on Form 8-K.
Exhibit No.	Description

4.1
Registration Rights Agreement dated as of May 19, 2015, by and between HRG Group, Inc. and the initial purchasers named therein, relating to the 7.875% Senior Secured Notes due 2019 issued on May 19, 2015.

4.2	Registration Rights Agreement dated as of May 19, 2015, by and between HRG Group, Inc. and the initial purchasers named therein, relating to the 7.750% Senior Notes due 2022 issued on May 19, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HRG GROUP, INC.

Date: May 26, 2015	By:	/s/ Ehsan Zargar
		Name:	Ehsan Zargar
		Title:	Senior Vice President, General Counsel & Corporate Secretary

Exhibit No.	Description

4.1	Registration Rights Agreement dated as of May 19, 2015, by and between HRG Group, Inc. and the initial purchasers named therein, relating to the 7.875% Senior Secured Notes due 2019 issued on May 19, 2015.

4.2	Registration Rights Agreement dated as of May 19, 2015, by and between HRG Group, Inc. and the initial purchasers named therein, relating to the 7.750% Senior Notes due 2022 issued on May 19, 2015.